CERTIFICATE OF CONVERSION
FROM A CORPORATION TO A LIMITED LIABILITY COMPANY
PURSUANT TO SECTION 266 OF THE DELAWARE GENERAL
CORPORATION LAW ("DGCL") AND SECTION 18-214 OF
THE DELAWARE LIMITED LIABILITY COMPANY ACT ("LLC ACT")

1. The date on which the original Certificate of Incorporation for Conectiv Mid-Merit, Inc. was filed with the Secretary of State of Delaware is February 25, 1998.
2. The name of the company on the original Certificate of Incorporation was Conectiv Brands, Inc.
3. The name of the company was changed to Conectiv Mid-Merit, Inc. on June 13, 2000.
4. The name of the corporation immediately prior to filing this Certificate of Conversion is Conectiv Mid-Merit, Inc.
5. The name of the limited liability company into which the corporation is herein being converted is Conectiv Mid Merit, LLC.
6. The conversion has been approved in accordance with the provisions of Section 266 of the DGCL and Section 18-214 of the LLC Act.

           7. The effective date of the conversion of Conectiv Mid-Merit, Inc. to a limited liability company shall be the date on which this Certificate of Conversion is filed in the Office of the Secretary of State of the State of Delaware.

Executed as of May 7, 2003:	By: /s/ Thomas S. Shaw Name: Thomas S. Shaw Title: Chairman and CEO